UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2013

China Energy Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53283 (Commission File Number)	33-0843696 (IRS Employer Identification No.)

Building#26, No. 1388 Zhangdong Road Zhangjiang Hi-tech Park Shanghai, China (Address of principal executive offices)	201203 (Zip Code)

Registrant’s telephone number, including area code (86) 021 2028-1866

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

On January 14, 2013, CER Energy Recovery (Shanghai) Co., Ltd. (“CER Shanghai”), a wholly-owned subsidiary of China Energy Recovery, Inc. (“CER”), entered into a guaranty contract with Bank of Jiangsu Co., Ltd. Zhenjiang Branch (“Bank of Jiangsu”) to guaranty borrowings made by Kailin Energy Zhenjiang, Ltd. (“Zhenjiang Kailin”) under a comprehensive facility contract between Bank of Jiangsu and Zhenjiang Kailin. The maximum amount of guaranty is RMB 30,000,000 (approximately $4.8 million).

On January 14, 2013, Zhenjiang Kailin and Bank of Jiangsu entered into a six month comprehensive facility contract. The loan bears an annual interest rate of 7.8%. The term of the comprehensive line of credit is from January 09, 2013 to July 09, 2013. During this period, if there is any default by Zhenjiang Kailin, CER Shanghai will provide Bank of Jiangsu with an unconditional and irrevocable guarantee with joint responsibility to ensure that Zhenjiang Kailin will fulfill the duties and responsibilities to repay any amounts of principal and interest due and all other related expenses on time under the facility contract. In addition, Jiangsu SOPO (Group) Company Limited (“Jiangsu SOPO”), a third party customer of CER and related party of Zhenjiang Kailin, also guaranteed this loan and assumed the equal responsibility with CER Shanghai.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Energy Recovery, Inc.
Date: January 18, 2013	By:	/s/ Qinghuan Wu
Qinghuan Wu
Chief Executive Officer